Chang G. Park, CPA, Ph. D.
t 2667 CAMINO DEL RIO S. PLAZA B t SAN DIEGO t CALIFORNIA 92108-3707t
t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 433-2979
t E-MAIL changgpark@gmail[dot]com t

October 21, 2010

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of Alarming Devices, Inc. of our report dated October 20, 2010, with respect to the balance sheets as of August 31, 2010 and 2009, and the related statements of income, cash flows, and shareholders’ deficit for the fiscal years period ended August 31, 2010 and 2009, which appears on Form 10-K/A of Alarming Devices, Inc.

Very truly yours,

/s/Chang G. Park
Chang G. Park, CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board